Exhibit 10.33

Schrödinger, Inc. Global Bonus Plan

Effective as of January 1, 2019

This Global Bonus Plan, which we will refer to as the plan, of Schrödinger, Inc. (“Schrödinger” or the “Company”) sets forth the terms and conditions under which designated participants may earn a bonus based on Company sales.

1.	Qualifying for Bonus

The Compensation Committee of the Board of Directors of the Company (the “Committee”) may designate certain key sales executives as participants in the plan who are eligible to earn a bonus based on meeting targets, subject to the terms of the plan.

In order to receive a bonus, a participant must be employed by Schrodinger through the last date of the fiscal year to which the bonus relates, i.e., December 31st. The bonus will be prorated if the participant takes a leave of absence that is longer than one month (leaves pertaining to Paid Time Off, Sick, and Parental Leave (each as specified in the employee handbook) do not apply).

2.	Target and Bonus Amounts

Annual sales targets will be determined by the Committee. Each participant’s annual sales target will be set forth on an Exhibit to this plan, which will be updated annually by the Committee, to the extent that the Committee determines to establish a bonus program for such year. The actual amount of any bonus will be calculated by the Committee based on the attainment of annual goals. Any bonus payment that the Committee determines to be payable to a participant will be paid no later than 15 days following the determination by the Committee that the payment is due to the participant.

3.	Termination of Employment.

In the event a participant terminates employment with the Company for any reason in any given year, the participant is not eligible for that year’s bonus.

4.	Term of Plan.

The plan will become effective as of the effective date set forth above and may be modified or terminated by the Board of Directors or the Committee at its discretion.

5.	Miscellaneous.

This plan constitutes all terms relating to the annual sales bonuses for participants in the plan and cancels and supersedes all previous plans, letters, charts, and communications of any type that relate to the subject matter covered in this plan.

This plan does not amend the terms of any Employment Agreement with the Company.

The Company will withhold any taxes required by regional laws in respect of any bonus payments made under the plan.

This plan will be interpreted and applied in compliance with the laws of the State of Delaware. If any provision of this plan is invalid for any reason, that provision will not affect the remaining provisions of the plan, and the plan will be construed and enforced as if such invalid provisions had never been included in this plan.

Nothing herein constitutes any guarantee of continued employment.

/s/ Jörg Weiser
Jörg Weiser, EVP

/s/ Ramy Farid
Ramy Farid, CEO